Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-99960, 33-86019, 33-45147, 33-45146, 333-16489, 333-132223 and 333-177837) of Allied Healthcare Products, Inc. of our report dated September 27, 2013, relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ RubinBrown LLP

St. Louis, Missouri

September 27, 2013